Exhibit 99.1

FOR IMMEDIATE RELEASE

Healthcare Trust, Inc. Enters into a $118.7 million 10-Year Secured 4.5% Loan with KeyBank

Secures Attractive Long-Term Debt for 20 of HTI’s Medical Office Building Properties

New York, April 16, 2018 / PRNewswire/ - Healthcare Trust, Inc. (“HTI”), a public non-listed REIT which owns a $2.2 billion portfolio of medical office buildings, seniors housing facilities, post-acute care/skilled nursing and hospital properties, announced today that on April 10, 2018 certain of its subsidiaries entered into a loan agreement with KeyBank National Association which provides for a $118.7 million loan with a fixed interest rate of 4.541% and a ten-year term. The loan is secured by, among other things, mortgages on 20 of HTI’s medical office buildings located in 12 states.

A portion of the proceeds from this new loan were used to repay approximately $80 million of indebtedness under an existing credit facility covering 14 of the 20 properties mentioned above, which were part of that facility’s borrowing base. HTI expects to use up to $33 million of the net loan proceeds toward new acquisitions and for general corporate purposes.

We believe that the new loan benefits HTI by locking in ten-year fixed rate debt at an attractive interest rate and expanding HTI’s liquidity position with up to $33 million of net proceeds available under the loan for acquisitions and general corporate purposes.

HTI also announced today it is amending its previously announced tender offer (the “Offer”) in order to extend the expiration date of the tender offer from 11:59 p.m. Eastern Time, on April 30, 2018, to 11:59 p.m. Eastern Time, on May 1, 2018.

About Healthcare Trust, Inc.

Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment trust which seeks to acquire a diversified portfolio of real estate properties, focusing primarily on healthcare-related assets including medical office buildings, seniors housing and other healthcare-related facilities. Additional information about HTI can be found on its website at www.healthcaretrustinc.com.

Important Notice

This press release is a summary provided for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of HTI. More information about the Offer (including the terms and conditions thereof) is included in the Offer to Purchase, dated March 13, 2018, as amended and supplemented by Amendment and Supplement No. 1 thereto, dated April 3, 2018, and in the related Letter of Transmittal (collectively, the “Offer Materials”), which have been filed as exhibits to HTI’s Tender Offer Statement on Schedule TO, as amended, which has been filed with the Securities and Exchange Commission and can be found on the Securities and Exchange Commission’s website, www.sec.gov, or in the “Investor Relations” section of HTI’s website, www.healthcaretrustinc.com. Questions and requests for assistance or requests for copies of the Offer Materials may be directed to HTI’s Investor Relations department by calling (866) 902-0063. HTI will promptly furnish to stockholders additional copies of the Offer Materials at HTI’s expense.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of HTI’s most recent Annual Report on Form 10-K and HTI’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and HTI undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investor Relations

info@ar-global.com

(866) 902-0063